Exhibit 10.1

EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 2, 2026 (the “Effective Date”), is made by and between FactSet Research Systems Inc., a Delaware corporation (the “Company” and together with its subsidiaries, the “Company Group”) and Joshua Warren (“Executive”).

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which Executive will serve as the Chief Financial Officer of the Company (the “CFO”), with the commencement of employment to begin on April 13, 2026 or such other date as mutually agreed upon by the parties (the date on which Executive actually commences employment with the Company, the “Start Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.     Employment Term; Certain Activities. Executive’s employment with the Company under the terms and conditions of this Agreement will commence on the Start Date and will continue in effect until the termination of Executive’s employment (the “Term”). Executive will be employed by the Company as an at-will employee and therefore Executive’s employment may be terminated by either party at any time.

2.     Position; Location.

(a)     During the Term, Executive will be employed by the Company as its CFO pursuant to the terms of this Agreement and will report to the Chief Executive Officer of the Company (the “CEO”) at all times during the Term.

(b)     The principal location of Executive’s employment with the Company will be at the Company’s offices in New York, New York, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

3.    Duties; Responsibilities; Exclusivity. During the Term, Executive will (a) be a full-time employee of the Company, (b) perform such duties, and have such authority as is customary for Executive’s role at companies of a similar size and nature to the Company Group and, to the extent consistent with Executive’s CFO role, as reasonably requested by the CEO or the Board of Directors of the Company (the “Board”) from time to time, and (c) except for periods of authorized vacation, disability or other approved leave, devote Executive’s full business time and attention to the business and affairs of the Company Group, and will not, without the prior written consent of the CEO, (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage in any other business activity for pecuniary advantage. Notwithstanding the foregoing, Executive may manage Executive’s personal investments and family affairs and perform and participate in charitable, civic, educational, professional, community and other related activities, in each case, to the extent such activities do not conflict or materially interfere, individually or in the aggregate, with

Executive’s duties and responsibilities to the Company Group and do not breach any restrictive covenants in favor of the Company Group to which Executive is bound, including Section 9. Executive is permitted to continue to serve on the boards of directors of the entities set forth on Exhibit A, provided that Executive will resign from any such boards of directors if required to do so by the CEO or the Board.

4.    Compensation

(a)     Base Salary . The Company will pay Executive a base salary in the amount of $500,000 per annum (the “Base Salary”) during the Term, payable in such installments as the Company pays other similarly situated individuals. References to the “Board” in Section 4 and Section 5 shall be inclusive of any committee of the Board that has been delegated applicable authority to make such determinations.

(b)     Annual Bonus.

(i)     For each fiscal year of the Company that begins during the Term, beginning with fiscal year 2026 (regardless of Executive’s Start Date), Executive will be eligible for an annual bonus (the “Annual Bonus”), with a target bonus amount equal to 110% of Base Salary, with the actual amount of the Annual Bonus earned for any fiscal year to be determined in the sole discretion of the Board, based on performance criteria established by the Board in consultation with the CEO.

(ii)     The Annual Bonus for fiscal year 2026 shall be pro-rated by multiplying the earned amount of the Annual Bonus amount by a fraction, the numerator of which is the number of days from the Start Date through August 31, 2026 and the denominator of which is 365.

(iii)     Any Annual Bonus that becomes payable to Executive under this Agreement may be paid in cash or by grant of equity-based awards; provided that, except as otherwise provided herein, Executive is an active employee of the Company, and has not given or received notice of termination or resignation of employment, in each case, as of the payment or grant date to which the Annual Bonus relates.

(c)     Annual Equity Award. For each fiscal year of the Company that begins during the Term, beginning with fiscal year 2027, Executive will be eligible to receive annual equity awards (“Annual Equity Award”) in accordance with the terms of the Company’s Stock Option and Award Plan, as amended from time to time (the “Plan”) and applicable award agreement(s). Executive’s Annual Equity Award for the Company’s fiscal year 2027 will have a target grant date value of $2,250,000 and will be granted in such form of awards as is consistent with the annual equity grants made in 2027 to other senior executives of the Company (other than the CEO). The Annual Equity Awards may be granted in the form of stock options, restricted stock units (“RSUs”), performance-based RSUs (“PSUs”) or any other form of award permitted by the Plan, as determined by the Committee in its discretion in consultation with the CEO, and will be subject to the terms and conditions, including performance as applicable, as set forth in the applicable award agreement provided by the Company.

5.    New Hire Award. As soon as administratively practicable after the Start Date, Executive shall receive a one-time, new-hire equity grant with a grant date value of $1,500,000 (the “New Hire Award”), of which (i) $750,000 will be granted in the form of non-qualified stock options and $500,000 will be granted in the form of RSUs, subject in all respects to the terms and conditions of the Plan and the applicable award agreement(s), and (ii) $250,000 in cash. The portion of the New Hire Award that consists of stock options and RSUs will be eligible to vest 50% on each of the third and fourth anniversaries of the Grant Date, subject to Executive’s continued service with the Company Group on the applicable vesting dates, with the number of stock options and RSUs determined based on the 30-day volume weighted average price of Company common stock ending on and including the Grant Date (using Black-Scholes or another applicable valuation model for determining the number of stock options) and the exercise price for the stock options being the closing price of a share of Company common stock on the Grant Date. The portion of the New Hire Award that consists of cash will be paid within thirty (30) days of the Start Date, and will be repayable in full by Executive on a gross basis if Executive resigns from employment, or if his employment is terminated by the Company for Cause (as defined in the Executive Severance Plan described below), in each case, prior to the first anniversary of the Start Date.

6.    Employee Benefits
(a)     Employee Benefit Plans. During the Term, Executive shall be eligible to participate in all employee benefit plans generally available to similarly situated senior executives of the Company as in effect from time to time, subject to the terms of such plans. Nothing in this Section 6(a) shall require the Company to guarantee the provision of any specific employee benefit to Executive.

(b)     Reimbursement of Business Expenses. The Company will reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(c)     Indemnification. Executive will be indemnified by the Company against any claims arising in connection with Executive’s service as an officer of the Company to the fullest extent permitted by Delaware law and the Company’s governance documents.

7.    Termination of Employment

(a)     Executive shall be entitled to participate in the Company’s Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”), and, promptly after the Start Date, shall receive and become a party to a letter agreement substantially in the form attached to the Company’s 2025 Form 10-K as Exhibit

10.8 with respect to the treatment of Executive’s outstanding stock options, RSUs and PSUs granted under the Plan and any applicable award agreement(s) thereunder upon certain termination events (the “Equity Letter”).

(b)     Upon any termination of employment, Executive shall resign from all positions held with the Company Group, including as a director or officer of any member of the Company Group, and as a trustee of any employee benefit plan or related trust.

(c)     If Executive’s employment with the Company terminates for any reason, except as otherwise set forth in the Executive Severance Plan or the Equity Letter, Executive will not be entitled to any further compensation or benefits other than as follows, in each case if applicable as of the date Executive’s service with the Company Group terminates for any reason: (i) any accrued but unpaid Base Salary, payable as provided in Section 4(a); (ii) reimbursement for any expenses properly incurred and reported by Executive prior to the date of termination in accordance with Section 6(b), payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the date of termination; (iii) vested employee health, welfare (other than severance) and retirement benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans described in Section 6(a) as of the date of termination, including paid time off in accordance with Company policy; and (iv) continued rights to indemnification under Section 6(c) (collectively, the “Accrued Rights”).

8.    Representations and Warranties . Executive represents that Executive is able to accept this job and carry out the work that it would involve without breaching any legal restrictions on Executive’s activities, such as restrictions imposed by a current or former employer. Executive further confirms that Executive will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from Executive’s current or former employer or bring any such materials to the Company without written authorization from Executive’s current or former employer, nor will Executive use or disclose any confidential information of Executive’s current or former employer during the course and scope of Executive’s employment with the Company.

9.    Restrictive Covenants

(a)     Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s services to the Company Group, Executive will have significant access to and will become acquainted with information about the Company Group that is non-public, confidential or proprietary in nature. Executive agrees and acknowledges that the Company Group is engaged throughout the world in a highly competitive business and the success of the Company Group in the marketplace depends upon its goodwill and reputation. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the Company Group are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company Group, it is necessary for it to protect all
“Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company Group at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 9 are reasonable and will be absolute and unconditional and that Executive will comply with any other restrictive covenants provisions or agreements in favor of the Company Group that Executive hereafter becomes party to or obligated thereunder.

(b)     Confidential Information. Subject to Section 9(j), during Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive will hold in a fiduciary capacity for the benefit of or about the Company all non-public information, matters and materials of the Company Group, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, research, development, inventions, computer programs and software, databases and data processing, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”) and will not, directly or indirectly, use or disclose such Confidential Information to any Person. “Confidential Information” will not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement.

(c)     Return of Property. Upon the termination of Executive’s employment for any reason, or at such earlier time as may be requested by the Company, Executive will deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (i) belong to the Company Group or (ii) contain or reflect any Confidential Information concerning the Company Group. To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, Executive agrees to permanently delete such materials upon the instruction of the Company. Upon reasonable request, Executive will certify (by affidavit, if requested by the Company) that such deletions have occurred. Notwithstanding the foregoing, Executive shall be entitled to retain a copy of this Agreement and any other compensatory agreement between Executive and a member of the Company Group, and any tax information returns and payroll stubs reasonably necessary for the preparation of his personal tax returns.

(d)     Non-Competition

(i)     Executive agrees that while Executive is employed by the Company and for a period of twelve (12) months following the date Executive’s service with the Company Group terminates for any reason, (the “Restricted Period”), Executive shall not engage in Competition with the Company Group.

(ii)     For purposes of this Agreement, “Competition” means (A) participating, directly or indirectly, as an individual proprietor, officer, employee in a management or executive-level role, or director of, or (B) providing consulting, advisory, business, investment, strategic, sales, financial, operational, technical or design advice or services (in each case, to the extent that Executive provided such advice or services to the Company Group at any time during Executive’s employment with the Company Group) to, in each case, any Competitive Business within the United States and/or any country in which Executive provided services (including supervisory or oversight services) on behalf of the Company Group; provided, however, that “Competition” shall not include: the performance of services for any enterprise to the extent such services are restricted solely to one or more distinct portions of the operations and businesses of such entity and such distinct portions are not engaged in the Competitive Business or do not supply product to the Company Group for the Competitive Business, and Executive does not have any discussions with, or participate in, the governance, strategy, development, management or operations of such business segments that engage in the Competitive Business or supply product to the Company Group for the Competitive Business; and a “Competitive Business” means any business that competes, in whole or in part, with the business of the Company Group, including any service or product offered by the Company Group, with respect to which Executive provides services (including supervisory or oversight services), including with respect to open data and software solutions for investment professionals, or with respect to which Executive receives Confidential Information.

(e)     Non-Solicitation. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly:

(i)     Call upon, solicit, divert, take away or attempt to solicit any of the customers, prospective customers, vendors or suppliers or any other business contacts of the Company Group with whom Executive had direct or indirect contact, or about whom Executive learned Confidential Information, in each case, during the then-immediately preceding twenty-four (24) months ending no later than the last day of Executive’s employment with the Company Group (a “Business Relation”), or cause such Business Relation to reduce or adversely change the terms of their business relationship with the Company; provided, however, that this Section 9(e)(i) shall not limit Executive’s ability to solicit, call upon, contact or approach any business contacts with whom or which Executive had a relationship prior to Executive’s position with the Company Group; or

(ii)     Solicit, recruit, retain, hire, induce, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee, independent contractor, consultant or agent of the Company Group who learned, developed or had access to Confidential Information and who was employed, engaged or recruited during Executive’s employment with the Company Group to discontinue his relationship with the Company Group; provided, however, that Executive shall not be prohibited from placing general advertisements or conducting any other form of general solicitation that is not specifically targeted at the Company Group’s employees.

(f)     Non-Disparagement. Subject to Section 9(j), Executive agrees that, at all times during and for three years after the date Executive’s service with the Company Group terminates for any reason, Executive will not make critical, negative or disparaging remarks about the Company Group that would reasonably be expected to result in material harm to the Company Group, including, but not limited to, comments about any of their respective products, services, management, business or employment practices.

(g)     Intellectual Property. All copyrights, trademarks, trade names, servicemarks, patents and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced during Executive’s employment with the Company Group (whether prior to or after the Start Date) that either (i) relate to the business of the Company Group thereof or (ii) result from any work performed by Executive for the Company Group, will be the sole property of the Company Group, as the case may be, and Executive hereby waives any right or interest that Executive may otherwise have in respect thereof. Upon request of the Company, Executive will execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 9(g) and do all other acts and things reasonably necessary to enable the Company Group, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

(h)     Modification. The parties hereto agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 9 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company Group, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 9 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9 as will render such restrictions valid and enforceable.

(i)     Remedies for Breach. The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein will not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company Group will suffer irreparable harm as a result of a breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Executive of any provision of this Section 9, the Company Group will, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 9, without the necessity of proving damages, posting a bond or other security, and Executive hereby consents to the entry of such relief against him and agrees not to contest such entry. Such relief will be in addition to and not in substitution of any other remedies available to the Company Group. The existence of any claim or cause of action of Executive against the Company Group, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company Group of said covenants.

(j)    Permitted Disclosures.

(i)     Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(ii)     Further, nothing in this Agreement or any other agreement that Executive has with the Company Group shall prohibit or restrict Executive from: (A) voluntarily communicating with an attorney retained by Executive, (B) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the Attorney General, the New York State Division of Human Rights, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law (including alleged criminal conduct or unlawful employment practices), in each case without advance notice to the Company Group, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (C) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (D) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company Group prior to any such disclosure to the extent legally permitted), (E) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled, (F) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company Group, including disclosing information with respect to sexual misconduct, sexual harassment, sexual assault or other unlawful employment practices, (G) disclosing any Confidential Information to the extent required in the course of Executive’s employment, (H) disclosing any Confidential Information to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement or any other material written agreement between Executive and a member of the Company Group (or in the case of any other litigation between Executive and the Company Group), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company Group), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation (contractual or otherwise) to keep such Confidential Information confidential, or (I) enforcing this Agreement or any other material written agreement between Executive and a member of the Company Group.

10.     Assignment . This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s Group’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company Group may assign any of its rights hereunder, in whole or in part, to any successor or assign.

11.     Arbitration.

(a)     Except as otherwise set forth in Section 9, the Company Group and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company Group or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; provided, further, that notwithstanding anything to the contrary herein, Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable. All Disputes will be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Employment Dispute Resolution Rule then in effect (the “JAMS Rules”).

(b)     Any arbitration proceeding brought under this Agreement will be conducted in New York, New York, or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules.

(c)     Each party to any Dispute will pay its own expenses, including attorneys’ fees. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction; provided, however, that (i) the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies and (ii) the arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereto irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, controversy or claim. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(d)     Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(e)     It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings.

12.     General.

(a)     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12(a)):

To the Company:

FactSet Research Systems Inc.
45 Glover Avenue
7th Floor
Norwalk, CT 06850
Attention: Chief Legal Officer

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Michael A. Wiseman
Email: michael.wiseman@skadden.com

To Executive:

At the address shown in the Company’s personnel records

(b)     Entire Agreement. This Agreement (including any exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(c)     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction).

(f)     Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement, including, without limitation, the provisions of Section 9 hereof.

(g)     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein,

express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(h)     Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(i)     Inconsistencies. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control (including with respect any restrictive covenants). In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or any of its affiliates, the provisions of this Agreement shall control.

(j)     Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”) to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement that are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

    (k)     Recoupment. Executive agrees that any compensation or benefits received under this Agreement or otherwise in respect of Executive’s services to the Company group may be subject to recoupment pursuant to the Company’s Incentive Compensation Recoupment Policy or pursuant to any other compensation recoupment policy adopted by the Company or as otherwise required by applicable law.

(l)     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.     Executive Representation and Acceptance . By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

FACTSET RESEARCH SYSTEMS INC.

By:_/s/ SANOKE VISWANATHAN
Name: Sanoke Viswanathan
Title: Chief Executive Officer

EXECUTIVE

/s/ JOSHUA WARREN
Joshua Warren

[Signature Page to Employment Agreement]